As filed with the Securities and Exchange Commission on October 29, 2010

Registration Statement 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OWENS-ILLINOIS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	22-2781933
(State of Incorporation)	(I.R.S. Employer Identification No.)

One Michael Owens Way
Perrysburg, Ohio  43551-2999

(Address of Principal Executive Offices including Zip Code)

SIXTH AMENDED AND RESTATED OWENS-ILLINOIS, INC.  STOCK PURCHASE AND SAVINGS PROGRAM

AND

FIFTH AMENDED AND RESTATED OWENS-ILLINOIS, INC. LONG-TERM SAVINGS PLAN

(Full Title of the Plan)

James W. Baehren	Copy to:
Senior Vice President Strategic Planning,	Scott C. Herlihy, Esq.
General Counsel and Secretary	Latham & Watkins LLP
Owens-Illinois, Inc.	555 11th Street NW
One Michael Owens Way	Washington, DC 20004
Perrysburg, Ohio 43551-2999	202-637-2200
567-336-5000

(Name, Address, Including Zip Code, and Telephone Number,

Including Area Code for Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount of shares to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Amount of Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, $0.01 par value per share, reserved for issuance under the Sixth Amended and Restated Owens-Illinois, Inc. Stock Purchase and Savings Program and the Fifth Amended and Restated Owens-Illinois, Inc. Long-Term Savings Plan (collectively, the “Plans”).	5,000,000	$27.52	$137,600,000	$9,810.88

(1)                      This Registration Statement registers 5,000,000 shares of common stock, $0.01 par value per share (the “Common Stock”) of Owens-Illinois, Inc. (the “Company”) pursuant to the Plans.  In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers any additional shares of Common Stock which become issuable under the Plans, by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock of the Company.  Pursuant to Rule 416(c) of the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered and sold pursuant to the Plans.

(2)                      Estimated in accordance with Rule 457(c) and (h) under the Securities Act of 1933 solely for the purpose of calculating the registration fee.  The Proposed Maximum Offering Price Per Share is based upon the average of the high and low prices for the Registrant’s Common Stock as reported on the New York Stock Exchange on October 26, 2010 ($27.52).

EXPLANATORY NOTE

The Company previously registered 18,000,000 shares of Common Stock under the Plans on registration statements on Form S-8 (File Nos. 333-69624, 333-67377 and 333-57139) filed with the Securities and Exchange Commission on September 19, 2001, November 17, 1998 and December 30, 1994 respectively, the contents of which are incorporated by reference herein to the extent not modified or superseded hereby or by any subsequently filed document that is incorporated by reference herein or therein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not required to be filed with this Registration Statement

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

We have filed the following documents with the Securities and Exchange Commission which are hereby incorporated by reference in this Registration Statement:

1.               Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

2.               Our Quarterly Reports on Form 10-Q for the quarters ended March 30, 2010, June 30, 2010 and September 30, 2010, filed with the Securities and Exchange Commission on April 29, 2010, July 29, 2010 and October 28, 2010, respectively;

3.               Our Proxy Statement, filed on March 26, 2010;

4.               Our Registration Statements on Form S-8 (File Nos. 333-69624, 333-67377 and 333-57139) filed with the Securities and Exchange Commission on September 19, 2001, November 17, 1998 and December 30, 1994 respectively;

5.               Our Current Reports on Form 8-K filed on May 7, 2010, May 21, 2010 and October 28, 2010;

6.               The description of our common stock contained in our Registration Statement on Form 8-A filed on December 3, 1991, as amended; and

7.               All documents filed by us with the Securities and Exchange Commission pursuant to Sections 13(a) or 15(d) of the Exchange Act, since December 31, 2009.

All documents subsequently filed by the Company or by the Plans pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part of this Registration Statement from the date of the filing of such documents, except as to any portion of any Current Report furnished under Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement is deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances will any information filed under Items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Not required to be filed with this Registration Statement.

Item 7. Exemption from Registration

Not applicable.

Item 8. Exhibits.

See Index to Exhibits.

Pursuant to Item 8(b) of Form S-8, in lieu of an Internal Revenue Service (“IRS”) determination letter that the Sixth Amended and Restated Owens-Illinois, Inc. Stock Purchase and Savings Program (“SPASP”) is qualified under Section 401 of the Internal Revenue Code of 1986, as amended, the Company hereby undertakes to submit the SPASP and any amendments thereto to the IRS in a timely manner and will make all changes required by the IRS to qualify the SPASP.

Item 9. Undertakings.

Not required to be filed with this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Perrysburg, Ohio, on October 29, 2010.

OWENS-ILLINOIS, INC.

By:	/s/ James W. Baehren
James W. Baehren Senior Vice President Strategic Planning, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, the Plan Administrator of the Plans has duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the city of Perrysburg, Ohio, on October 29, 2010.

Sixth Amended and Restated Owens-Illinois, Inc. Stock Purchase and Savings Program and the Fifth Amended and Restated Owens-Illinois, Inc. Long-Term Savings Plan

By:	/s/ Etta Strong
Etta Strong Plan Administrator

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints jointly and severally, Albert P. L. Stroucken, Edward C. White and James W. Baehren and each of them, his attorney-in-fact, each with the power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments) and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the registrant and in the capacities indicated on October 29, 2010.

Signature	Title

/s/ Albert P. L. Stroucken	Chairman of the Board of Directors and Chief Executive
Albert P. L. Stroucken	Officer (Principal Executive Officer); Director

/s/ Edward C. White	Senior Vice President and Chief Financial Officer
Edward C. White	(Principal Financial Officer)

/s/ Gary F. Colter	Director
Gary F. Colter

/s/ Jay L. Geldmacher	Director
Jay L. Geldmacher

/s/ Peter S. Hellman	Director
Peter S. Hellman

/s/ David H. Y. Ho	Director
David H. Y. Ho

/s/ Anastasia D. Kelly	Director
Anastasia D. Kelly

/s/ John J. McMackin, Jr.	Director
John J. McMackin, Jr.

/s/ Corbin A. McNeill, Jr.	Director
Corbin A. McNeill, Jr.

/s/ Hugh H. Roberts	Director
Hugh H. Roberts

/s/ Helge H. Wehmeier	Director
Helge H. Wehmeier

/s/ Dennis K. Williams	Director
Dennis K. Williams

/s/ Thomas L. Young	Director
Thomas L. Young

EXHIBIT INDEX

Exhibit Number	Description

3.1

Second Restated Certificate of Incorporation of the Company, dated April 23, 2009 (incorporated by reference to Exhibit 3.1 of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009).

3.2

Third Amended and Restated By-laws of Owens-Illinois, Inc., effective as of April 29, 2010 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on April 27, 2009).

5.1	Internal Revenue Service Determination Letter for the Fifth Amended and Restated Owens-Illinois, Inc. Long-Term Savings Plan

23.1	Consent of Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included on the signature page of this Registration Statement).